CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-58512 on Form S-3 of our report dated March 13, 2008, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for uncertainty in income taxes and accounting for deferred acquisition costs associated with internal replacements in 2007) relating to the financial statements and financial statement schedules of Allstate Life Insurance Company of New York appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company of New York for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in Exhibit 99(b) of Part II of this Registration Statement.

Chicago, Illinois

April 11, 2008